Exhibit 10.7

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) by and between Jeffrey Goldberg (“Employee”) and Akcea Therapeutics, Inc., a Delaware corporation (the “Company”), is made and entered into as of September 18, 2019 (the “Execution Date”) and is effective eight (8) days thereafter (the “Effective Date”), unless Employee rescinds his acceptance of this Agreement as provided in Section 5 below, with reference to the following facts:

The Company and Employee are parties to the Offer Letter between Company and Employee, January 5, 2015 (the “Offer Letter”) and the Severance and Equity Award Vesting Acceleration Letter dated November 28, 2017 (the “Severance Letter”);

Executive signed an Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement with the Company dated November 28, 2017, a copy of which is attached as Exhibit A (the “Non-Competition Agreement”), which contains certain restrictive covenants, applicable during and after the term of his employment with the Company, including a non-competition and non-solicitation covenant and a covenant against the disclosure of confidential information of the Company;

The Employee’s employment with the Company shall terminate effective as of September 19, 2019 (the “Separation Date”), subject to the terms and conditions set forth in this Agreement; and

The Employee and Company desire to enter into this Agreement to memorialize the terms and conditions of Employee’s separation from the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.Separation Date.  Employee’s employment with the Company shall end on the Separation Date. Following the Separation Date, Employee shall not be and shall not represent himself as an employee or agent of the Company. As of the Execution Date, Employee shall be deemed to have resigned (and hereby memorializes such resignation) from each and every other office, position or responsibility in, including as an officer of the Company, in which Employee served for the Company and its respective affiliates, subsidiaries and divisions.

2.Final Paycheck; Payment of Accrued Wages and Expenses.

(a)Final Paycheck.  On the Separation Date, the Company will pay Employee all accrued but unpaid base salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  Employee is entitled to these payments regardless of whether Employee executes this Agreement.

(b)Business Expenses.  The Company shall reimburse Employee for all outstanding expenses incurred on or prior to the Separation Date which are consistent with the Company’s policies in effect on the Execution Date with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

3.Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to this Agreement becoming effective and irrevocable, as well as Employee’s performance of his continuing obligations pursuant to this Agreement, to provide Employee the severance benefits set forth below (the “Separation Benefit”).  Specifically, the Company and Employee agree as follows:

(a)Severance.  The Company shall pay to Employee on the first business day after the end of the six-month period following the Separation Date, Four Hundred Sixty Eight Thousand, Four Hundred Sixty Seven Dollars ($468,467) which represents twelve (12) months of Employee’s annual base salary at the rate in effect immediately prior to the Separation Date.

(b)Exercise of Options; Shares Acquired.  Employee and the Company agree that Employee will exercise the Employee’s Option Award Agreements with the Company listed on Exhibit B hereto (the “Option Agreements”) to purchase shares of Common Stock (as defined in the Option Agreements) on the Effective Date subject to the terms of the Option Agreements and this Agreement, representing 100% of the number of shares which have vested as of the Effective Date which are “in the money”.  Notwithstanding Section 4 of the Option Agreements or any other agreement, instrument or arrangement to the contrary: (i) Employee shall be entitled to exercise 100% of the vested options subject to the Option Agreements pursuant to a “net exercise” arrangement as described in Section 4(d) of the Option Agreements and thereupon to acquire ownership and title to the resulting net number of shares of Common Stock subject to such vested options; and (ii) the Company will withhold from the shares of the Common Stock otherwise issuable upon such exercise of the Option Agreements, a number of whole shares of Common Stock having a fair market value determined by the Company as of the date of exercise equal to the minimum amount of tax required to be withheld by law, as provided and in accordance with the terms of Section 14(b) of the Option Agreements.  The remaining terms of the Option Agreements shall continue to apply until the completion of the exercise of the Option Agreements on the Effective Date.  Except as otherwise set forth in a written consulting agreement between Employee and the Company, Employee acknowledges and agrees that as of the Separation Date: (i) Employee shall not be eligible for any additional vesting under the Option Agreements; (ii) all options with respect to unvested shares under the Option Agreements shall be terminated, and (iii) Employee holds no other option, equity appreciation, restricted stock or similar awards or any other rights with respect to any shares of the Common Stock of the Company or any other equity of the Company.

Shares of Common Stock of the Company purchased pursuant to an employee stock purchase plan (the “ESPP Shares”) or acquired and deliverable to Employee after implementation of the net exercise and withholding provisions of this Section 3(b) (the “Net Shares”), shall promptly but in no event later than September 30, 2019 be transferred to a broker designated by Employee to the Company in writing not later than the Effective Date, which shares shall be registered and free of restrictive legends or other similar limitations on transfer except that the ESPP Shares will be subject to a six-month holding period following their purchase date.  As of the Effective Date, all restrictions upon the retention, sale, transfer, exchange or other disposition or exercise of rights or incidents of ownership by Employee (or Employee’s representative(s) or agent(s), directly or indirectly, of the Net Shares imposed by the Option Agreements, or any other plans, programs or arrangements established, maintained or administered by the Company shall terminate and be unenforceable.  The Company will terminate Employee’s Akcea Therapeutics, Inc. 10B5-1 Trading Plan effective December 10, 2018 as of the Effective Date.

(c)Healthcare Continuation Coverage.  If Employee timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay for any applicable Company COBRA premiums necessary to continue Employee’s coverage as in effect on the Separation Date, such payment to continue until the earlier of (i) the last day of the twelfth (12th) month anniversary following the Separation Date; or (ii) the date Employee first becomes eligible after the Separation Date to enroll in a group health insurance plan offered by another employer or entity in connection with Employee’s provision of services to such employer or entity. Employee agrees to immediately notify the Company in writing of any such enrollment or eligibility for enrollment and the Company’s obligations to pay any COBRA premiums for all periods after the effective date of such enrollment or eligibility will cease. Except as provided in this Agreement, Employee acknowledges that he shall be solely responsible for all matters relating to Employee’s continuation of coverage pursuant to COBRA, including, without limitation, Employee’s election of such coverage and his timely payment of his share of the applicable premiums.

(d)Taxes.  Employee understands and agrees that all payments under this Section 3 will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Employee for the benefits provided to him by this Section 3 beyond those withheld by the Company (including taxes withheld under Section 3(b)), Employee agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by he to make required payments.

The terms of this Agreement shall be construed and administered in a manner calculated to satisfy the short-term deferral exception under Treas. Reg. Section 1.409A-1(b) (4); the separation pay plan exception under Treas. Reg. Section 1.409A-1(b) (9)(iii); and/or the welfare benefit exception under Treas. Reg. 1.409A-1(b)(9)(v) to Internal Revenue Code Section 409A and the applicable regulations and guidance promulgated thereunder (“Section 409A”). Any reference in this Agreement to a separation from or termination of employment (or similar term) means a “separation from service” as defined in Section 409A and the applicable guidance issued thereunder.  If and to the extent that this Agreement fails to satisfy an exception to Section 409A, it will be construed and administered in accordance therewith to the maximum extent permitted by law. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.  All rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of applying Section 409A.  If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee.  Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

(e)Sole Separation Benefit.  Employee agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures, and are provided as a severance solely in connection with this Agreement.  Employee acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement. Employee acknowledges and agrees that the Separation Benefit is not intended to and does not constitute a severance plan or confer a benefit on anyone other than the parties.

4.Full Payment.  Employee acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with the Company and the termination thereof, including, but not limited to, salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5.Employee’s Release of Claims.  Employee hereby agrees and acknowledges that by signing this Agreement and accepting the severance payments to be provided to his, and other good and valuable consideration provided for in this Agreement, Employee is waiving his right to assert any form of legal claim against the Company1 of any kind whatsoever from the beginning of time through the Effective Date. Employee’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, up through the Effective Date.

Without limiting the foregoing general waiver and release of claims, Employee specifically waives and releases the Company from any Claim arising from or related to Employee’s employment relationship with the Company or the termination thereof, including, without limitation:

(i)Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

[1]

For purposes of this release of claims, the term “Company” shall include Akcea Therapeutics, Inc. and its divisions, affiliates, parents and subsidiaries, and their respective officers, directors, shareholders, owners, employees and assigns.

(ii)Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.

(iii)Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv)Any other Claim arising under state or federal law.

Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement, nor is Employee releasing any claims to vested benefits (e.g., vested options, Employee’s vested 401(k) balance) or to any rights to indemnification that Employee may have pursuant to insurance policy, Company by-law, charter or operating agreement, and/or applicable law.

Employee and the Company acknowledge that Employee is over the age of 40 and that Employee, therefore, has specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age.  It is the Company’s desire and intent to make certain that Employee fully understands the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA.  To that end, Employee has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company also is providing Employee with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the Company at the address below.  Employee may rescind his assent to this Agreement if, within seven (7) days after Employee signs this Agreement, Employee delivers by hand or sends by mail (certified, return receipt and postmarked within such seven (7) day period) a notice of rescission to the Company at 22 Boston Wharf Road, 9th Floor Boston, MA 02210.

Also, consistent with the provisions of the ADEA, nothing in this release shall be deemed to prohibit Employee from challenging the validity of this release. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity, provided, however, that Employee agrees not to seek or accept any monetary award from such a proceeding (except with respect to proceedings before the Securities and Exchange Commission). For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Employee acknowledges that he has carefully read and understands the scope and effect of the provisions of this Agreement, has been advised to consult with an attorney and that he has had the opportunity to do so.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

Employee acknowledges and agrees that, but for providing this waiver and release of claims, Employee would not be receiving the severance being provided to his under this Agreement.

6.Non-Disparagement, Transition, Transfer of Company Property and Non-Competition Agreement.  Both parties further agree that:

(a)Mutual Non-Disparagement.  Employee agrees that he will not make any public media statements with respect to the Company without the prior approval of the Company and that he will not disparage or knowingly make false or defamatory statements about the Company or Ionis Pharmaceuticals, Inc. (“Ionis”), or their respective directors, officers, or affiliates in any manner whatsoever (including through the use of any social networking sites, blogs, forums or any similar medium, including in response to inquiries from other users of such medium) whether directly or indirectly through a third party. The Company and Ionis agree to instruct their respective senior corporate executives having the position of Vice President (or Senior Vice President with respect to Ionis) or above and the current members of their respective Boards of Directors and all members of Investor Relations and Corporate Communications Departments in the case of both Ionis and the Company not to disparage or knowingly make false or defamatory statements regarding Employee. This Section shall not apply to communications required by law, or that are otherwise privileged as a matter of law. Employee’s non-disparagement obligations under this Section do not interfere with or restrict his ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.

(b)Transition.  Each of the Company, Ionis and Employee shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Employee’s duties to other employee(s) of the Company prior to the Separation Date.

(c)Transfer of Company Property.  On or before the Separation Date, Employee shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

(d)Continuation of Non-Competition Agreement Prior Covenants.  Executive acknowledges and agrees that he is bound by and will strictly comply with the terms of the Non-Competition Agreement, including but not limited to the terms of Sections 1,2,7,8 and 15 of the Non-Competition Agreement and all related enforcement provisions which by their terms survive any termination of employment.

7.Employee Representations; Company Representations.  Employee warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to his, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject, and (e) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of Employee, enforceable in accordance with its terms.  The Company is not aware of any facts or circumstances upon which it intends to assert, or is actively considering asserting, a claim against Employee arising out of or relating to his employment or the termination of that employment, and (ii) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of the Company (and Ionis with respect to Section 6(a), 6(b), 7 and 9 hereof), enforceable in accordance with its terms.

8.No Assignment by Employee.  Employee warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to another person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other releasee because of any actual assignment, subrogation or transfer by Employee, Employee agrees to indemnify and hold harmless the Company and all other releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Employee’s death, this Agreement shall inure to the benefit of Employee and Employee’s executors, administrators, heirs, distributees, devisees, and legatees.  None of Employee’s rights or obligations may be assigned or transferred by Employee, other than Employee’s rights to payments hereunder, which may be transferred only upon Employee’s death by will or operation of law.

9.Confidentiality.  Employee and the Company and Ionis mutually agree to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”) provided that nothing herein shall prevent the Company or Ionis from meeting its obligations under applicable law or binding agreements.  Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on this Agreement, tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Employee will not publicize, directly or indirectly, any Separation Information.

10.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Massachusetts.

11.Miscellaneous.  Employee further acknowledges that, other than the Option Agreements and the Non-Competition Agreement, this Agreement shall supersede each agreement entered into between Employee and the Company regarding Employee’s employment, including, without limitation, the Offer Letter and the Severance Letter, and each such agreement shall be deemed terminated and of no further effect as of the Separation Date.  Employee acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13.Employee’s Cooperation.  After the Separation Date, Employee shall use reasonable efforts to cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during his employment with the Company.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

EMPLOYEE

DATED: September 18, 2019	By:	/s/ Jeffrey Goldberg

	Name:	Jeffrey Goldberg

AKCEA THERAPEUTICS, INC.

DATED: September 18, 2019	By:	/s/ Sandford D. Smith

	Name:	Sandford D. Smith

	Title:	Compensation Committee Chairman

Solely for purposes of Section 6(a), 6(b), 7 and 9 hereof:

IONIS PHARMACEUTICALS, INC.

	By:	/s/ Patrick O’Neil

	Name:	Patrick O’Neil

	Title:	Senior Vice President, Legal and General Counsel

Exhibit A

AKCEA THERAPEUTICS, INC.

Employee Confidential Information, Inventions Assignment,
Non-Competition and Non-Solicitation Agreement

In consideration of my employment or continued employment by Akcea Therapeutics, Inc., (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.Recognition of Company’s Rights; Nondisclosure.  At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential Information (defined below), except as such disclosure, use or publication may be required by the Company in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will not make any permitted disclosure, use or publication unless such disclosure, use or publication is in strict compliance with the Company’s publication and presentation clearance policy. I will not export, directly or indirectly, any Company products, any direct product thereof, or any related technical data in violation of the United States Department of Commerce’s Export Administration Regulations.

The term “Confidential Information” will mean trade secrets, confidential knowledge, data or any other proprietary information of the Company.  By way of illustration but not limitation, “Confidential Information” includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; as well as information regarding the skills and compensation of other employees of the Company.

Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, it is understood that, at all such times, I am free to use information which was known to me prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me.  Furthermore, notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.  If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

2.Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In addition, Third Party Information will include the confidential or proprietary information of the Company's parent, Ionis Pharmaceuticals, Inc. ("Ionis"). During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (except as required to be disclosed in connection with my work for the Company) Third Party Information unless expressly authorized by an officer of the Company in writing.  I will not make any permitted disclosures unless such disclosure is in strict compliance with the Company’s publication and presentation clearance policy.

3.Assignment of Inventions.

3.1Assignment.

(a)Subject to Section 3.1(b) herein, and except for the Excluded Inventions set forth in Exhibit A hereto, I hereby assign to the Company all my right, title and interest throughout the world in and to any and all Inventions (and all patent rights, copyrights, and all other rights in connection therewith, hereinafter referred to as “Proprietary Rights”) whether or not patentable or registrable under patent, copyright, trademark or similar statutes (together with the goodwill associated therewith), made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company (“Work Inventions”) or within 1 year after termination of my employment, which relate to any Work Invention or to any work performed by me while I was employed by the Company. Inventions assigned to the Company by this Paragraph 3 are hereinafter referred to as “Company Inventions.”  I agree, upon request, to execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.

(b)I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

3.2Government.  I also agree to assign all my right, title and interest in and to any and all Company Inventions to the United States of America, if such is required to be assigned by a contract between the Company and United States of America or any of its agencies.

3.3Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment as well as those works made by me within 1 year after termination of my employment which relate to any work made by me while I was employed by the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

4.Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me if the Company requests such assistance.

In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.

I hereby waive and transfer to the Company, any and all claims, of any nature whatsoever, which I now or may hereafter have, for infringement of any Proprietary Rights assigned hereunder to the Company.

5.Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment, I will promptly disclose all Company Inventions to the Company fully and in writing and will hold such Company Inventions in trust for the sole right and benefit of the Company.  In addition, after termination of my employment, I will disclose all patent applications filed by me within a year after termination of employment which relate to any Company Invention or to any work performed by me while I was employed by Company.  At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of any applicable Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief.  Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

6.Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, except for any Inventions I have already assigned to Ionis prior to executing this Agreement, I have set forth in Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (the “Excluded Inventions”).  If disclosure of any such Excluded Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Excluded Inventions but am to inform the Company that all such Inventions have not been listed for that reason. I acknowledge and agree that if I use any Excluded Inventions in the scope of my employment, or if I include any Excluded Inventions in any product or service of Company, or if my rights in any Excluded Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing.  Unless Company and I agree otherwise in writing as to particular Excluded Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions.

7.No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers.  I agree that during the 12 month period after the date my employment ends I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others:

7.1solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company, even if I did not initiate the discussion or seek out the contact;

7.2solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined in Section 8 below);

7.3hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by the Company or who has left the employment of the Company within the preceding three months to research, develop, market, sell, perform or provide Conflicting Services;

7.4solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company;

7.5solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

7.6perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the 12-month period prior to my contact with such person or entity as described in Sections 7.4-7.6 above if such contact occurred during my employment or, if such contact occurs following the termination of my employment, during the 12-month period prior to the date my employment with the Company ended: (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Confidential Information; or (iii) was solicited by the Company in an effort in which I was involved or of which I was aware.

8.Non-Compete Provision.  I agree that for the 12-month period after the date my employment ends for any reason I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory, nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product or the development thereof, by any person or organization other than the Company that is designed or intended to treat the same disease, condition or indication as a product the Company was developing in human clinical studies or commercializing at the time of my termination with which I worked directly or indirectly during my employment by the Company or about which I acquired Confidential Information during my employment by the Company.

The parties agree that for purposes of this Agreement, “Restricted Territory” means the 100 mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home for the Company on a regular or occasional basis; (iii) any potential business location of the Company under active consideration by the Company to which I have traveled in connection with the consideration of that location; or (iv) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact during the 12 months prior to my termination are based.

9.Reasonableness of Restrictions.

9.1I agree that I have read this entire Agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

9.2In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

9.3If the court declines to enforce this Agreement in the manner provided in subsection 9.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

10.No Improper Use of Materials.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

11.No Conflicting Obligation.  I represent that my performance (a) of all the terms of this Agreement and (b) as an employee of the Company, does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I will not enter into, any agreement that conflicts with this Agreement.

12.Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all laboratory notebooks, conception notebooks, drawings, notes, memoranda, specifications, devices, formulas, molecules, cells, storage media, including software and documents, including any computer printouts, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement for technical and management personnel.

13.Legal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

13.1I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company will be entitled to payment of all costs, including reasonable attorney’s fees, from me.

13.2In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 7 and 8 will remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

14.Notices.  Any notices required or permitted hereunder will be given to me at the address specified below or at such other address as I will specify in writing.  Such notice will be deemed given upon personal delivery to the appropriate address, or by facsimile transmission (receipt verified and with confirmation copy following by another permitted method), telexed, sent by express courier service, or, if sent by certified or registered mail, three days after the date of mailing.

15.Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

15.1If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 7 and 8 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

15.2I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Sections 7 and 8 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

16.General Provisions.

16.1Governing Law.  This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts as such laws are applied to agreements entered into and to be performed entirely within the Commonwealth of Massachusetts between Massachusetts residents.  I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

16.2Entire Agreement.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.  Any subsequent change or changes in my title, position, status, role, duties, salary, compensation or benefits or other terms and conditions of employment or service will not affect the validity or scope of this Agreement.

16.3Severability.  If any of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

16.4Successors and Assigns; 3rd Party Beneficiary.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. In addition, I agree that Ionis is a third party beneficiary to Sections 2, 12 and 13 of this Agreement. Without limiting the foregoing, Ionis will have the right to enforce such provisions directly against me as they relate to Ionis' proprietary or confidential information.

16.5Survival.  The provisions of this Agreement will survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

16.6Employment.  I agree and understand that nothing in this Agreement will confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

16.7Waiver.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right.  The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

This Agreement will be effective as of November 28, 2017.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:	November 28, 2017	/s/ Jeffrey M. Goldberg
Signature

Jeffrey M. Goldberg

	Address	Akcea Therapeutics, Inc.
55 Cambridge Parkway
Cambridge, MA 02142

ACCEPTED AND AGREED TO:

Akcea Therapeutics, Inc.

By:	/s/ Paula Soteropoulos
Signature
Paula Soteropoulos
Printed Name
President and CEO
Title

EXHIBIT A

AKCEA THERAPEUTICS, INC.

1.  The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Akcea Therapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company, except for any Inventions I have already assigned to Ionis Pharmaceuticals, Inc. prior to executing this Agreement:

X	No inventions or improvements.	☐	See below:

☐  Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

☐  Additional sheets attached.

2.  I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

X	No material	☐	See below:

☐  Additional sheets attached.

Date:	November 28, 2017
/s/ Jeffrey M. Goldberg
Employee Signature

Exhibit B

Options Outstanding by Price

As Of Date: 09/18/2019

Status: Active

Participant ID is 3112

Name	ID	Number Option Date	Expiration Date	Remaining Life ln Years Option	Price Shares	Outstanding
Goldberg, Jeffrey	3112	0001063 2/17/2016	2/16/2026	6.41	6.48	9,978.00
Goldberg, Jeffrey	3112	0001064 2/17/2016	2/16/2026	6.41	6.48	81,607.00
Goldberg, Jeffrey	3112	0001035 12/16/2015	12/15/2025	6.24	6.48	53,565.00
Goldberg, Jeffrey	3112	0001036 12/16/2015	12/15/2025	6.24	6.48	248,685.00
Goldberg, Jeffrey	3112	0001153 6/5/2017	6/4/2027	7.71	12.21	44,562.00
Goldberg, Jeffrey	3112	0001152 6/5/2017	6/4/2027	7.71	12.21	8,275.00
Goldberg, Jeffrey	3112	0001404 1/2/2018	1/1/2028	8.28	17.38	97,686.00
Goldberg, Jeffrey	3112	0001'103 1/2/2018	1/1/2028	8.28	17.38	12,314.00
Goldberg, Jeffrey	3112	0001582 4/17/2018	4/16/2028	8.58	23.93	2,514.00
Goldberg, Jeffrey	3112	0001583 4/17/2018	4/16/2028	8.58	23,93	317,486.00
Goldberg, Jeffrey	3112	0001821 1/2/2019	1/1/2029	9.28	30.73	146,875.00
Goldberg, Jeffrey	3112	0001820 1/2/2019	1/1/2029	9.28	30.73	3,125.00
						1,026,672

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